Exhibit 99.1

FOR RELEASE AT 3:00 PM CDT

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION

REPORTS FISCAL 2021 FIRST QUARTER

OPERATING RESULTS

Milwaukee, Wisconsin – October 22, 2020 -- STRATTEC SECURITY CORPORATION (“STRATTEC” or the “Company”) (NASDAQ:STRT) today reported operating results for the fiscal first quarter ended September 27, 2020.

First Quarter

Net sales for the first quarter ended September 27, 2020 were $126.2 million, compared to net sales of $120.0 million for the first quarter ended September 29, 2019.  Net income was $8.0 million in the current year first quarter, compared to net income of $1.2 million in the prior year first quarter.  Diluted earnings per share for the first quarter were $2.11 compared to diluted earnings per share of $0.33 in the prior year first quarter. The prior year quarter had a $2.2 million non-cash compensation expense charge relating to the termination of our Defined Benefit Pension Plan which reduced our diluted earnings per share by $0.46.

The current year quarter tax provision included a favorable tax adjustment due to recently enacted changes to the Federal tax law  generally referred to as the “Tax Cuts and Jobs Act of 2017”, which reduced our income tax provision by $675,000 and increased our diluted earnings per share by $0.18 in the current year quarter in comparison to the prior year quarter.

Net sales to each of our customers in the current year quarter and prior year quarter were as follows (in thousands):

	Three Months Ended
	September 27, 2020	September 29, 2019

Fiat Chrysler Automobiles	$25,083	$25,482
General Motors Company	37,756	33,838
Ford Motor Company	15,846	15,812
Tier 1 Customers	17,495	17,747
Commercial and Other OEM Customers	21,435	21,346
Hyundai / Kia	8,619	5,737
TOTAL	$126,234	$119,962

Sales to Fiat Chrysler Automobiles (FCA) in the current year quarter decreased slightly over the same period in the prior year quarter due primarily to lower vehicle production volumes on the FCA minivans for which we supply components. The Dodge Grand Caravan minivan went out of production during July 2020.  The increase in sales to General Motors Company in the current year quarter compared to the prior year quarter related primarily to higher production volumes between periods.  The impact of the General Motors UAW strike reduced net sales by an estimated $3.0 million in the prior year quarter.  Sales to the Ford Motor Company, Tier 1 Customers and Commercial and Other OEM Customers were flat in the current year quarter compared to the prior year quarter.   Sales to Tier 1 Customers, Commercial and Other OEM Customers primarily represent purchasers of vehicle access control products, such as latches, fobs, driver controls and door handles, that we have developed in recent years to complement our historic core business of locks and keys.  The increased sales to Hyundai / Kia in the current year quarter were principally due to higher levels of production on their  recently launched new Kia Sedona minivan for which we supply components.

Gross Profit margins improved to 17.8% in the current year quarter compared to 13.2% in the prior year quarter primarily due to cost improvements implemented in our operations at both Milwaukee, WI and at our facilities in Mexico, along with a favorable Mexican Peso to US dollar exchange rate affecting the cost of our Mexican operations and product sales mix. The prior year gross profit margin was also reduced by 1.1% due to a non-cash compensation expense charge relating to the termination of our Pension Plan.

Engineering, Selling and Administrative expenses as a percent of net sales in the current year quarter were 9.0% compared to 10.8% in the prior year quarter. This decrease in overall operating expense spending in the current year quarter was primarily due to lower new product development costs in the current year quarter, a temporary reduction in salary work force wages in the current year quarter and overall improved operating expense management between periods.  The prior year Engineering, Selling and Administrative expenses were also higher by .7% due to a non-cash compensation expense charge relating to the termination of our Pension Plan.

Included in Other Income (Expense), Net in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	September 27, 2020	September 29, 2019

Equity Earnings of VAST LLC Joint Venture	$825	$487
Net Foreign Currency Transaction Gain (Loss)	(123)	(85)
Other	(137)	(15)
	$565	$387

The increase in equity earnings of VAST LLC related primarily to higher profitability in our VAST China operation during the current year quarter as compared to the same period in the prior year.  VAST LLC (including VAST China) is a crucial part of our global strategy and we anticipate that it will contribute to our overall long term market and financial strength as it continues to grow.

Frank Krejci, President and CEO commented: “As we close out our 25th year as an independent company, spun off from Briggs & Stratton, I am exceptionally proud of the efforts by our team over the last 6 months of the COVID -19 pandemic.

For the quarter ending in June 2020, we had our worst quarter in the history of STRATTEC.  Our customers shut down their automotive operations in North America for most of the quarter which impacted our facilities in Milwaukee, WI and Mexico.   We used the time to build inventories where we could and make efficiency improvements which has benefited us going forward.

This current quarter ending in September 2020, was the second best in the history of STRATTEC, only exceeded by an unusual quarter when we were very busy making spare service parts for a customer recall campaign.  It was a very welcomed turnaround which made up for most of the losses suffered in the previous quarter.

Compared to the same quarter last year, sales were similar, but this year’s quarter net profits were significantly higher.  Most of that was the result of improved efficiencies and a permanent reduction in headcount.  The temporary wage reductions taken by our salaried workforce on May 1, 2020 have now been restored effective September 1.

During this quarter, we also further strengthened our balance sheet by paying down $5 million of debt.  In the last 9 quarters, we have both eliminated our defined benefit pension plan liabilities and improved our debt to equity ratio from 31.5% to 18.5%. The Company remains cautious as to how we deploy our free cash flow as we manage through the COVID-19 pandemic.

The strength of sales was likely due to a combination of market demand and to some degree, trying to restore inventory levels on dealer lots.  Industry forecasts currently indicate a continuation of these production levels for the next 2 to 3 quarters, however, this  may be  modified based on changes in the severity of the COVID-19 pandemic and its impact on STRATTEC and our supply base to meet customer production orders.

Earlier this calendar year, we were one of four companies worldwide to win the General Motors Innovation Award.  It recognized our design for a power open and close tailgate on their Silverado pick-up truck.  It has proved to not only meet technical hurdles, but it is also rapidly gaining acceptance in the market.  This quarter we have begun the launch of a similar product for the market share leading Ford F-150 pick-up truck line.

This year we are also celebrating the 20th anniversary of some other innovative thinking.  With two privately held companies, WITTE Automotive of Germany and ADAC Automotive of Michigan, we formed the VAST (Vehicle Access System Technology) Automotive Group.  It is a unique partnership where together we have expanded our global footprint in China and India.  We have effectively leveraged each other’s technical and manufacturing capabilities for our mutual benefit and increased competitiveness.

The VAST partnership has matured and evolved over these twenty years.  Finding ways to work better together has continued to accelerate especially during the last few years.  It appears that the idea of partnerships has recently started to gain acceptance in a variety of ways in the automotive industry.  Partnerships can come with their challenges, but our 20 year track record has proven that we have found ways to make it work.

All in all, I am very proud of the efforts of our team at STRATTEC and how it has been reflected in our earnings.  We have used our time wisely when the industry was shut down, continued the pace of technical innovation in these very rapidly changing markets and are rapidly ramping up production to serve the demanding needs of our customers.  I hope that the same pride is being felt by our team, which includes you, our shareholders, and we are grateful for the support that you have provided”.

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market each company’s products to global customers under the “VAST Automotive Group” brand name.  STRATTEC’s history in the automotive business spans over 110 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customer product recall policies, work stoppages at the Company or at the location of its key customers as a result of labor disputes, foreign currency fluctuations, uncertainties stemming from U.S. trade policies, tariffs and reactions to same from foreign countries, the volume and scope of product returns, adverse business and operational issues resulting from the coronavirus (COVID-19) pandemic, and fluctuations in our costs of operation (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Condensed Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	First Quarter Ended

	September 27, 2020	September 29, 2019

Net Sales	$126,234	$119,962
Cost of Goods Sold	103,723	104,076
Gross Profit	22,511	15,886

Engineering, Selling & Administrative Expenses	11,314	12,954
Income from Operations	11,197	2,932

Interest Expense	(112)	(340)
Other Income, Net	565	387
Income before Provision for Income Taxes and Non-Controlling Interest	11,650	2,979

Provision for Income Taxes	1,577	299

Net Income	10,073	2,680
Net Income Attributable to Non-Controlling Interest	(2,065)	(1,436)

Net Income Attributable to STRATTEC SECURITY CORP.	$8,008	$1,244
Earnings Per Share:
Basic	$2.13	$0.34
Diluted	$2.11	$0.33

Average Basic Shares Outstanding	3,765	3,710

Average Diluted Shares Outstanding	3,788	3,728

Other
Capital Expenditures	$1,514	$4,298
Depreciation	$4,885	$4,733

STRATTEC SECURITY CORPORATION
Condensed Balance Sheet Data
(In Thousands)

	September 27, 2020	June 28, 2020
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$11,983	$11,774
Receivables, net	79,764	41,955
Inventories, net	51,673	54,400
Other current assets	17,527	17,239
Total Current Assets	160,947	125,368
Investment in Joint Ventures	23,723	22,068
Other Long Term Assets	12,949	12,961
Property, Plant and Equipment, Net	102,610	105,148
	$300,229	$265,545

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$40,809	$18,549
Other	35,494	29,591
Total Current Liabilities	76,303	48,140
Accrued Pension and Post Retirement Obligations	1,961	1,956
Borrowings Under Credit Facility	30,000	35,000
Other Long-term Liabilities	4,945	5,008
Shareholders’ Equity	318,210	309,991
Accumulated Other Comprehensive Loss	(20,665)	(22,113)
Less: Treasury Stock	(135,640)	(135,656)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	161,905	152,222
Non-Controlling Interest	25,115	23,219
Total Shareholders’ Equity	187,020	175,441
	$300,229	$265,545

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)

	First Quarter Ended

	September 27, 2020	September 29, 2019

Cash Flows from Operating Activities:
Net Income	$10,073	$2,680
Adjustment to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation	4,885	4,733
Equity Earnings in Joint Ventures	(825)	(484)
Foreign Currency Transaction Loss	399	85
Unrealized Gain on Peso Forward Contracts	(335)	-
Stock Based Compensation Expense	208	413
Non-cash Compensation Expense	-	2,228
Deferred Income Taxes	-	(524)
Change in Operating Assets/Liabilities	(7,443)	5,638
Other, net	338	239

Net Cash Provided by Operating Activities	7,300	15,008

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(1,514)	(4,298)
Proceeds Received on Sale of Property, Plant and Equipment	3	15
Net Cash Used in Investing Activities	(1,511)	(4,283)

Cash Flow from Financing Activities:
Borrowings on Credit Facility	-	-
Repayment of Borrowings under Credit Facility	(5,000)	(6,000)
Dividends Paid to Non-Controlling Interest of Subsidiaries	(490)	(980)
Dividends Paid	-	(522)
Exercise of Stock Options and Employee Stock Purchases	19	239

Net Cash Used In Financing Activities	(5,471)	(7,263)

Foreign Currency Impact on Cash	(109)	(30)

Net Increase in Cash & Cash Equivalents	209	3,432

Cash and Cash Equivalents:
Beginning of Period	11,774	7,809
End of Period	$11,983	$11,241